Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2011 Second Quarter Results

JOHANNESBURG, February 3, 2011 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three and six months ended December 31, 2010 (“2Q 2011”). Revenue for 2Q 2011 was $89.0 million, a year over year increase of 21% in US dollars (“USD”) and 36% in constant currency. During 2Q 2011, net income under US generally accepted accounting principles (“GAAP”) was $9.9 million versus net income of $19.3 million for the three months ended December 31, 2009 (“2Q 2010”). GAAP earnings per share for 2Q 2011 was $0.22 versus GAAP earnings per share of $0.42 a year ago. Fundamental earnings per share for 2Q 2011 was $0.39 compared to $0.51 for 2Q 2010, representing a decrease of 24% in USD and 30% in constant currency.

Revenue during the first half of fiscal 2011 (“1H2011”) was $153.3 million, a year over year increase of 10% in US dollars (“USD”) and 2% in constant currency compared to the first half of fiscal 2010 (“1H2010”). Earnings per share under GAAP during 1H2011 was $0.38 versus $0.79 a year ago, a decline of 52% in USD and 55% in constant currency. Fundamental earnings per share for 1H2011 was $0.75 compared to $0.96 for 1H2010, representing a decrease of 22% in USD and 27% in constant currency.

Summary Financial Metrics

	Three months ended December 31,
			% change	% change
	2010	2009	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	89,011	73,864	21%	36%
GAAP net income	9,948	19,284	(48)%	(52)%
Fundamental net income (1)	17,511	23,239	(25)%	(30)%
GAAP earnings per share ($)	0.22	0.42	(48)%	(52)%
Fundamental earnings per share ($) (1)	0.39	0.51	(24)%	(30)%
Fully-diluted shares outstanding (‘000’s)	45,494	45,588	0%
Average period USD/ ZAR exchange rate	6.94	7.52	(8)%

	Six months ended December 31,
			% change	% change
	2010	2009	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	153,294	139,378	10%	2%
GAAP net income	17,377	37,225	(53)%	(57)%
Fundamental net income (1)	34,034	45,043	(24)%	(30)%
GAAP earnings per share ($)	0.38	0.79	(52)%	(55)%
Fundamental earnings per share ($) (1)	0.75	0.96	(22)%	(27)%
Fully-diluted shares outstanding (‘000’s)	45,455	47,253	(4)%
Average period USD/ ZAR exchange rate	7.14	7.67	(7)%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for 2Q 2011 also excludes transaction-related costs and an unrealized foreign exchange gain (related to foreign exchange contracts entered into in order to hedge the fluctuations in the ZAR/ US dollar related to the anticipated flow of funds from South Africa to the United States to fund a portion of the KSNET (“KSNET”) purchase price).

The following factors had an influence on the comparability of our 2Q 2011 and 2Q 2010 results:

  SASSA price and volume reductions: The Company’s new contract with SASSA has reduced its revenue and operating income as a result of the previously announced price and volume reductions;
  Favorable impact from the weakness of the US dollar: The US dollar depreciated by 8% compared to the ZAR during the second quarter of fiscal 2011 compared to fiscal 2010 which has had a positive impact on the Company reported results;
  Increased revenue from KSNET at lower operating margins, before acquired intangible asset amortization, than the Company’s legacy business: The Company’s KSNET acquisition in October 2010 positively impacted its revenue during the second quarter of fiscal 2011, however, because KSNET has an operating margin, before acquired intangible asset amortization, that is lower than the Company’s legacy businesses, it negatively impacted its operating margin. The inclusion of KSNET in the Company’s results has also contributed to the increase in selling, general and administration and depreciation and amortization expenses;

  Increased transaction volumes at EasyPay: The Company’s reported results were favorably impacted by increased transaction volumes at EasyPay resulting from growth in value-added services;
  Increased revenue from MediKredit and FIRHST at lower operating margins than other SA transaction-based activity business: The Company’s MediKredit and FIHRST acquisitions positively impacted its revenue during the second quarter of fiscal 2011, however, because MediKredit generated a modest operating loss and FIHRST has operating margin that is lower than the Company’s other transaction-based activity businesses, they negatively impacted its operating margin. The inclusion of these businesses in the Company’s results has also contributed to the increase in selling, general and administration expense;
  Increased user adoption in Iraq: The Company’s reported results were positively impacted by increased transaction revenues at NUETS from the adoption of its UEPS technology in Iraq;
  Lower revenues and margins from hardware, software and related technology sales segment: The Company’s hardware, software and related technology sales segment was adversely impacted by lower revenues at Net1 UTA, offset by ad hoc hardware sales;
  Intangible asset amortization related to acquisitions: The Company’s reported results were adversely impacted by additional intangible asset amortization of approximately $2.0 million related to the acquisitions of KSNET in the second quarter of fiscal 2011, as well as MediKredit and FIHRST during the third quarter of fiscal 2010;
  Lower interest income and increased interest expense resulting from KSNET acquisition: The Company’s reported results were adversely impacted by lower interest income due to the payment of a portion of the KSNET purchase price in cash and increased interest expense due to the payment of a portion of the KSNET purchase price utilizing long-term debt and facility fees of approximately $1.7 million; and
  Non-recurring items included in selling, general and administration expense: During the second quarter of fiscal 2011, we recognized an unrealized foreign exchange gain of $2.7 million and incurred transaction-related expenses of $1.8 million, primarily for the acquisition of KSNET.

Comments and Outlook

“The second quarter of fiscal 2011 was a transformational quarter for us with the closing of our KSNET acquisition, which diversifies our revenue, earnings and product portfolio, as well as reduces Net1’s dependency on any one single economy, currency or political jurisdiction. Our revenue and profitability in 2Q 2011 continued to be negatively impacted by the previously announced reduction in the economics of our contract with SASSA, but offset by the inclusion of KSNET for two months of the quarter and sustained growth at EasyPay,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “In January 2011 we extended our contract with SASSA for a period of six months to September 30, 2011, under the same terms and conditions of the existing contract. We expect SASSA to commence a new tender process for the distribution of social grants in South Africa in the near future, and remain well positioned to capitalize on our market leading solution, distribution and position. Separately, in 2Q 2011 KSNET’s performance was in-line with management’s expectations while Net1 made demonstrable progress in the deployment of our newer Virtual Card and EasyPay Kiosk initiatives,” he concluded.

“We remain comfortable with our Fundamental EPS guidance of at least $1.50 on a constant currency basis for fiscal 2011. We continue to expect KSNET to be accretive to Fundamental EPS for fiscal 2011, but it is too soon to provide guidance on such level of accretion,” said Herman Kotzé, Chief Financial Officer of Net1.

Results of Operations

Net1’s frequently asked questions and operating metrics will be updated and posted on the Company’s website (www.net1.com).

     SA transaction-based activities

SA transaction-based activities revenue was $46.6 million, up 3% compared with 2Q 2010 in USD and 5% lower on a constant currency basis. In ZAR, the decrease in revenue was primarily due to the new SASSA contract at lower economics, which was partially offset by increased transaction volumes at EasyPay and the inclusion of MediKredit and FIHRST. Operating income margin of the Company’s SA transaction-based activities decreased to 40% from 59% a year ago. The decrease was primarily due to the lower revenues generated under the SASSA contract, additional intangible asset amortization related to the acquisition of MediKredit and FIHRST and lower margins at MediKredit and FIHRST compared with the Company’s legacy SA transaction-based activities. Excluding amortization of acquisition-related intangibles, 2Q 2011 segment operating margin was 43% compared with 61% during 2Q 2010.

     International transaction-based activities

The Company’s new International transaction-based activities segment includes the operations of KSNET, Net1 Virtual Card and NUETS’ operations in Iraq. International transaction-based activities revenue was $17 million and segment operating margin was 2%. Excluding the amortization of intangibles, segment operating margin was 14%. KSNET is the largest contributor to the segment and has been included in the Company’s results from November 1, 2010.

     Smart card accounts

Smart card account revenue was $8.4 million, up 4% compared with 2Q 2010 in USD and 4% lower on a constant currency basis. Operating margin for the segment remained consistent at 45%.

     Financial services

Financial services revenue was $1.6 million, up 89% compared with 2Q 2010 in USD and 74% higher on a constant currency basis, principally due to an increase in lending activities. Operating margin for this segment increased to 76% from 64% in 2Q 2010 largely as a result of the increased lending activities.

     Hardware, software and related technology sales

Hardware, software and related technology sales revenue was $15.4 million, down 21% compared with 2Q 2010 in USD and 27% lower on a constant currency basis. The decrease in revenue and operating income for 2Q 2011 was primarily due lower revenues generated by Net1 UTA, partially offset by ad hoc hardware sales. Excluding amortization of all intangibles and the impairment of goodwill, segment operating margin was 14% compared to 22% during 2Q 2010.

     Cash flow and liquidity

At December 31, 2010, the Company had cash and cash equivalents of $71 million, down from $154 million at June 30, 2010. For 2Q 2011, the Company utilized net cash of $8.1 million for operating activities, compared to generating operating cash flow of $13.8 million in 2Q 2010. The decrease in operating cash flow resulted mainly from the SASSA price and volume reductions which were effective July 1, 2010 and provisional tax and Secondary Taxation on Companies payments of $31 million in 2Q 2011, compared to provisional tax payments in 2Q 2010 of $16 million. Capital expenditures for 2Q 2011 and 2010 were $4.0 million and $0.7 million, respectively. On October 29, 2010, the Company paid approximately $240 million to acquire KSNET, which was funded from $124 million of the Company’s cash reserves and from $116 million in long-term borrowings. During 2Q 2011, the Company did not repurchase any shares under its $100 million authorization.

Use of Non-GAAP Measures

US securities laws require that when the Company publishes any non-GAAP measures, it discloses the reason for using the non-GAAP measure and provides reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

The Company’s GAAP net income and earnings per share for 2Q 2011 and 2Q 2010 include amortization of intangible assets and stock-based compensation. In addition, GAAP net income and earnings per share for 2Q 2011 includes transaction-related costs and an unrealized foreign exchange gain described above. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of the Company’s listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between the Company’s net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review second quarter results on February 4, 2011 at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through February 25, 2011.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana, Iraq and Uzbekistan. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$89,011	$73,864	$153,294	$139,378

EXPENSE

Cost of goods sold, IT processing, servicing and support	29,182	20,915	47,249	37,742

Selling, general and administration	28,763	18,866	59,089	36,606

Depreciation and amortization	9,092	4,664	13,996	9,243

OPERATING INCOME	21,974	29,419	32,960	55,787

INTEREST (EXPENSE) INCOME, net	(2,080)	1,893	756	4,264

INCOME BEFORE INCOME TAXES	19,894	31,312	33,716	60,051

INCOME TAX EXPENSE	9,836	11,492	16,043	22,523

NET INCOME FROM CONTINUING OPERATIONS BEFORE LOSS FROM EQUITY- ACCOUNTED INVESTMENTS	10,058	19,820	17,673	37,528

LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(166)	(270)	(382)	(381)

NET INCOME	9,892	19,550	17,291	37,147

(ADD) LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(56)	266	(86)	(78)

NET INCOME ATTRIBUTABLE TO NET1	$9,948	$19,284	$17,377	$37,225

Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.22	$0.43	$0.38	$0.79
Diluted earnings attributable to Net1 shareholders	$0.22	$0.42	$0. 38	$0.79

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2010	2010
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$71,383	$153,742
Pre-funded social welfare grants receivable	4,772	6,660
Accounts receivable, net of allowances of – December: $1,687; June: $807	76,308	41,854
Finance loans receivable, net of allowances of – December: $-; June: $-	9,511	4,221
Inventory	6,986	3,622
Deferred income taxes	17,655	16,330
Total current assets before settlement assets	186,615	226,429
Settlement assets	157,448	83,661
Total current assets	344,063	310,090
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – December: $43,635; June: $35,271	32,738	7,286
EQUITY-ACCOUNTED INVESTMENTS	2,452	2,598
GOODWILL	184,215	76,346
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF – December: $48,034; June: $34,226	192,022	68,347
OTHER LONG-TERM ASSETS, including available for sale securities	15,016	7,423
TOTAL ASSETS	770,506	472,090
LIABILITIES
CURRENT LIABILITIES
Bank overdraft	420	-
Accounts payable	13,410	3,596
Other payables	72,941	50,855
Current portion of long-term borrowings	7,166	-
Income taxes payable	5,553	3,476
Total current liabilities before settlement obligations	99,490	57,927
Settlement obligations	157,448	83,661
Total current liabilities	256,938	141,588
DEFERRED INCOME TAXES	62,052	38,858
LONG-TERM BORROWINGS	107,934
OTHER LONG-TERM LIABILITIES, including non-controlling interest loans	5,219	4,343
TOTAL LIABILITIES	432,143	184,789
COMMITMENTS AND CONTINGENCIES	-	-
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - December: 45,535,353; June: 45,378,397	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2010: -; 2009: -	-	-
ADDITIONAL PAID-IN-CAPITAL	137,614	133,543
TREASURY SHARES, AT COST: December: 13,149,042; June: 13,149,042	(173,671)	(173,671)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(38,381)	(66,396)
RETAINED EARNINGS	409,720	392,343
TOTAL NET1 EQUITY	335,341	285,878
NON-CONTROLLING INTEREST	3,022	1,423
TOTAL EQUITY	338,363	287,301
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$770,506	$472,090
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$9,892	$19,550	$17,291	$37,147
Depreciation and amortization	9,092	4,664	13,996	9,243
Loss from equity-accounted investments	166	270	382	381
Fair value adjustments	3,344	(29)	238	(171)
Interest payable	67	77	140	155
Profit on disposal of property, plant and equipment	(3)	3	(8)	2
Stock-based compensation charge	1,558	1,432	2,996	2,854
Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(13,563)	491	(2,608)	5,990
(Increase) Decrease in inventory	2,168	1,671	66	2,686
Increase in accounts payable and other payables	(2,248)	(9,367)	3,777	(9,342)
Increase in taxes payable	(6,364)	(6,527)	(1,230)	(316)
(Decrease) Increase in deferred taxes	(12,165)	1,536	(12,938)	2,111
Net cash (used in) provided by operating activities	(8,056)	13,771	22,102	50,740
Cash flows from investing activities
Capital expenditures	(4,011)	(685)	(4,779)	(1,326)
Proceeds from disposal of property, plant and equipment	11	13	18	62
Advance of loans to equity-accounted investment	-	-	(375)	-
Repayment of loan by equity-accounted investment	34	-	407	-
Acquisition of KSNET, net of cash acquired	(230,225)	-	(230,225)	-
Net change in settlement assets	(31,641)	-	(47,185)	-
Net cash used in investing activities	(265,832)	(672)	(282,139)	(1,264)
Cash flows from financing activities
Loan portion related to options	-	-	20	720
Treasury stock acquired	-	-	-	(126,304)
Long-term borrowings obtained	116,353	-	116,353	-
Acquisition of remaining 19.9% of Net1 UTA	(594)	-	(594)	-
Repayment of short-term borrowings	419	-	419	(137)
Net change in settlement obligations	31,641	-	47,185	-
Net cash generated from (used in) financing activities	147,819	-	163,383	(125,721)
Effect of exchange rate changes on cash	(2,709)	460	14,295	8,330

Net (decrease) increase in cash and cash equivalents	(128,778)	13,559	(82,359)	(67,915)
Cash and cash equivalents – beginning of period	200,161	139,312	153,742	220,786
Cash and cash equivalents – end of period	$71,383	$152,871	$71,383	$152,871

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended December 31, 2010 and 2009 and September 30, 2010

						Change – constant
				Change - actual		exchange rate(1)
				Q2 ‘11	Q2 ‘11	Q2 ‘11	Q2 ‘11
Key segmental data, in ’000, except				vs	vs	vs	vs
margins	Q2 ‘11	Q2 ‘10	Q1 ‘11	Q2 ‘10	Q1 ‘11	Q2 ‘10	Q1 ‘11
Revenue:
SA transaction-based activities	$46,588	$45,415	$44,892	3%	4%	(5)%	(3)%
International transaction-based activities	16,950	-	-	nm	nm	nm	nm
Smart card accounts	8,434	8,137	7,970	4%	6%	(4)%	(1)%
Financial services	1,623	858	1,248	89%	30%	74%	22%
Hardware, software and related technology sales	15,416	19,454	10,173	(21)%	52%	(27)%	42%
Total consolidated revenue	$89,011	$73,864	$64,283	21%	38%	11%	30%

Consolidated operating income (loss):
SA transaction-based activities	$18,547	$26,733	$17,776	(31)%	4%	(36)%	(2)%
International transaction-based activities	327	-	-	nm	nm	nm	nm
Operating income excluding amortization	2,359	-	-	nm	nm	nm	nm
Amortization of intangible assets	(2,032)	-	-
Smart card accounts	3,832	3,699	3,622	4%	6%	(4)%	(1)%
Financial services	1,231	546	929	125%	33%	108%	24%
Hardware, software and related technology sales	(319)	1,660	(2,660)	(119)%	(88)%	(118)%	(89)%
Corporate/ Eliminations	(1,644)	(3,219)	(8,681)	(49)%	(81)%	(53)%	(82)%
Total operating income	$21,974	$29,419	$10,986	(25)%	100%	(31)%	87%

Operating income margin (%)
SA transaction-based activities	40%	59%	40%
International transaction-based activities	2%	-	-
International transaction-based activities excluding amortization	14%	-	-
Smart card accounts	45%	45%	45%
Financial services	76%	64%	74%
Hardware, software and related technology sales	(2)%	9%	(26)%
Overall operating margin	25%	40%	17%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2011 also prevailed during the second quarter of fiscal 2010 and the first quarter of fiscal 2011.

Six months ended December 31, 2010 and 2009

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			Q2 ‘11	Q2 ‘11
			vs	vs
Key segmental data, in ’000, except margins	Q2 ‘11	Q2 ‘10	Q2 ‘10	Q1 ‘11
Revenue:
SA transaction-based activities	$91,010	$90,393	1%	(6)%
International transaction-based
activities	17,420	-	nm	nm
Smart card accounts	16,404	16,211	1%	(6)%
Financial services	2,871	1,650	74%	62%
Hardware, software and related
technology sales	25,589	31,124	(18)%	(23)%
Total consolidated revenue	$153,294	$139,378	10%	2%

Consolidated operating income (loss):
SA transaction-based activities	$35,986	$53,401	(33)%	(37)%
International transaction-based
activities	116	-	nm	nm
Operating income excluding
amortization	2,148	-	nm	nm
Amortization of intangible assets	(2,032)	-
Smart card accounts	7,454	7,369	1%	(6)%
Financial services	2,160	1,077	101%	87%
Hardware, software and related
technology sales	(2,979)	(53)	5521%	5132%
Corporate/ Eliminations	(9,777)	(6,007)	63%	51%
Total operating income	$32,960	$55,787	(41)%	(45)%

Operating income margin (%)
SA transaction-based activities	40%	59%
International transaction-based
activities	1%	-
International transaction-based
activities excluding amortization	12%	-
Smart card accounts	45%	45%
Financial services	75%	65%
Hardware, software and related
technology sales	(12)%	-
Overall operating margin	22%	40%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2011 also prevailed during the first half of fiscal 2010.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended December 31, 2010 and 2009

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2010	2009	2010	2009	2010	2009	2010	2009

GAAP	9,948	19,284	0.22	0.42	69,040	145,091	1.52	3.20

Amortization of intangible assets(1)	4,302	2,524			29,857	18,988
Customer relationships	3,726	3,346			25,862	25,171
Software and unpatented
technology	1,939	-			13,458	-
Trademarks	176	90			1,220	679
Database	73				507
Deferred tax benefit	(1,612)	(912)			(11,190)	(6,862)
Stock-based charge(2)	1,558	1,431			10,813	10,767
Gain on FEC, net of tax	(1,799)	-			(12,485)	-
Facility fees for KSNET debt	1,728	-			11,993	-
Acquisition-related costs.	1,774	-			12,313	-
Fundamental	17,511	23,239	0.39	0.51	121,531	174,846	2.67	3.85

(1)	Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Six months ended December 31, 2010 and 2009

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2010	2009	2010	2009	2010	2009	2010	2009

GAAP	17,377	37,225	0.38	0.79	124,089	285,601	2.73	6.06

Amortization of intangible assets(1)	6,916	4,964			49,393	38,080
Customer relationships	6,281	6,582			44,858	50,494
Software and unpatented
technology	2,897	-			20,687	-
Trademarks	268	177			1,915	1,358
Deferred tax benefit	142	-			1,013	-
Deferred tax benefit	(2,672)	(1,795)			(19,080)	(13,772)
Stock-based charge(2)	2,996	2,854			21,394	21,897
Gain on FEC, net of tax	(114)	-			(813)	-
Facility fees for KSNET debt	1,728	-			12,340	-
Acquisition-related costs.	5,131	-			36,640	-
Fundamental	34,034	45,043	0.75	0.96	243,043	345,578	5.35	7.34

(1)	Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2010 and 2009

	2010	2009

Net income (USD’000)	9,948	19,284
Adjustments:
Profit on sale of property, plant and equipment (USD’000)	(3)	3
Tax effects on above (USD’000)	1	(1)

Net income used to calculate headline earnings (USD’000)	9,946	19,286

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,433	45,378

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,494	45,588

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	22	43
Diluted earnings – common stock and linked units, in US cents	22	42

Six months ended December 31, 2010 and 2009

	2010	2009

Net income (USD’000)	17,377	37,225
Adjustments:
Loss (Profit) on sale of property, plant and equipment (USD’000)	(8)	2
Tax effects on above (USD’000)	3	(1)

Net income used to calculate headline earnings (USD’000)	17,372	37,226

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,409	47,097

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,455	47,253

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	38	79
Diluted earnings – common stock and linked units, in US cents	38	79